EXHIBIT 8.2

[SULLIVAN & CROMWELL LETTERHEAD]



                                       July 9, 1999


Ford Motor Credit Company,
  The American Road,
    Dearborn, Michigan  48121

Ladies and Gentlemen:

       As special tax counsel to Ford Motor Credit Company (the "Company") in connection with the issuance by the Company of $4,000,000,000 aggregate principal amount of its 6.70% Global Landmark Securities due July 16, 2004, $1,000,000,000 aggregate principal amount of its Floating Rate Global Landmark Securities due July 16, 2001, and $1,800,000,000 aggregate principal amount of its Floating Rate Global Landmark Securities due July 16, 2002, (collectively, the "Notes"), we hereby confirm to you our opinion as set forth under the heading "United States Taxation of Non-United States Persons" in the Prospectus Supplement dated July 9, 1999 for the Notes.

       We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Company's current report on Form 8-K and the reference to us under the heading "United States Taxation of Non-United States Persons" in the Prospectus Supplement. By giving the foregoing consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                Very truly yours,



                                  /s/ Sullivan & Cromwell